Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-70608 and 333-119123 on Forms S-8 of our report dated April 30, 2010, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Perfumania Holdings, Inc. and subsidiaries for the year ended January 30, 2010.

/S/ Deloitte & Touche, LLP
Deloitte & Touche, LLP

Jericho, New York

April 28, 2011